Exhibit 99.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
AMONG
SPRINT NEXTEL CORPORATION,
IRELAND ACQUISITION CORPORATION
AND
IPCS, INC.
DATED AS OF OCTOBER 18, 2009

ii

EXHIBITS

Exhibit A	Conditions to the Offer
Exhibit B	Certificate of Incorporation
Exhibit C	Bylaws

iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 18, 2009, by and among SPRINT NEXTEL CORPORATION, a Kansas corporation (“Parent”), IRELAND ACQUISITION CORPORATION, a Delaware corporation (“Buyer”) and wholly owned subsidiary of Parent, and IPCS, INC., a Delaware corporation (the “Company”).
WITNESSETH:
     WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Buyer;
     WHEREAS, in furtherance of the foregoing, Parent shall cause Buyer to make a tender offer to purchase for cash all the outstanding shares of common stock of the Company, par value $0.01 per share (the “Company Common Stock”), at a price per share of Company Common Stock of $24.00 (such amount, or any other higher amount per share of Company Common Stock paid pursuant to the Offer and this Agreement, the “Offer Price”) subject to any required withholding Taxes as described in Section 1.10(e) and without interest, on the terms and subject to the conditions of this Agreement (as it may be amended from time to time as permitted under this Agreement, the “Offer”);
     WHEREAS, also in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), following the consummation of the Offer, Buyer shall merge with and into the Company (the “Merger”) in accordance with the provisions of the DGCL, with the Company as the surviving corporation;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, certain stockholders of the Company have entered into a stockholders agreement, dated as of the date hereof (the “Stockholders Agreement”), pursuant to which, among other things, such stockholders have agreed to tender their shares of Company Common Stock pursuant to the Offer and to vote their respective shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained therein;
     WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and the Company’s entering into this Agreement, Parent and the Company and certain of their respective subsidiaries have entered into a settlement agreement and mutual release, dated as of the date hereof (the “Settlement Agreement”), pursuant to which, among other things, the parties thereto have agreed to compromise and settle certain claims among them, subject to the terms and conditions contained therein;
     WHEREAS, the Board of Directors of the Company has unanimously approved this Agreement, the Offer, the Merger and the transactions contemplated hereby, which approval was based in part on (1) the opinion of UBS Securities LLC (“UBS”), an independent financial advisor to the Board of Directors of the Company, that, based on the assumptions, qualifications and limitations contained therein, the Offer Price to be received by the holders of Company

Common Stock in the Offer is, as of the date of such opinion, fair, from a financial point of view, to such holders, and (2) the opinion of Morgan Stanley & Co. Incorporated (“Morgan Stanley” and, together with UBS, the “Independent Advisors”), an independent financial advisor to the Board of Directors of the Company, that based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company’s stockholders for their shares of Company Common Stock pursuant to this Agreement is, as of the date of such opinion, fair, from a financial point of view, to those stockholders; and
     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the holders of shares of Company Common Stock (the “Company Stockholders”), (ii) approved and declared advisable this Agreement and the Settlement Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger and (iii) recommended that the Company Stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, to the extent applicable, adopt this Agreement and approve the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE OFFER AND THE MERGER
          Section 1.1. The Offer.
               (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than October 28, 2009, Buyer shall, and Parent shall cause Buyer to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). The obligations of Buyer to, and of Parent to cause Buyer to, accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer shall be subject only to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Rule 14d-1(g)(3) of the SEC). Buyer expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Buyer shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) amend or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A, (v) extend the Offer (except as set forth in the following two sentences), (vi) change the form of consideration payable in the Offer or (vii) otherwise amend or modify the Offer in any manner adverse to the holders of Company Common Stock (it being agreed that a waiver by Buyer of any condition, in its sole discretion, shall not be deemed to be adverse to the holders of Company Common Stock). Notwithstanding the foregoing, but subject to the terms and conditions contained herein, Buyer may, but shall not be obligated to, without the consent of the Company, (i) extend the Offer if, at the scheduled expiration date of the Offer, any of the conditions to Buyer’s obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, in increments of not more than five business days each, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) extend the Offer for a period of time not to exceed ten business days if, at the scheduled expiration date of the Offer, the Board of Directors of the Company shall have withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, its approval or recommendation of the Offer or the Merger; provided, however, that if at the scheduled expiration date of the Offer (A) the only condition to Buyer’s obligation to purchase shares of Company Common Stock that is not satisfied is the condition set forth in clause (g) of Exhibit A (the “Outstanding Condition”) and (B) none of the matters set forth in the foregoing clauses (ii) or (iii) are applicable, then (x) Buyer shall be permitted to extend the Offer for up to two additional five business day periods (but in no event to a date later than the business day immediately prior to the Outside Date) as contemplated by the foregoing clause (i) (the last of such periods being, the “Final Extension Period”) in order to provide additional time for the Outstanding Condition to be satisfied and (y) if the Outstanding Condition is not satisfied by the last day of the Final Extension Period then (1) if so directed by Buyer, the Company will abandon the license or authorization that is the subject of the Outstanding Condition and (2) Buyer shall waive the Outstanding Condition and consummate the Offer on the last day of the Final Extension Period (assuming that all other conditions on Exhibit A remain satisfied at such time). In addition, if at the otherwise scheduled expiration date of the Offer any condition to the Offer is not satisfied, Buyer shall, and Parent shall cause Buyer to, extend the Offer at the request of the Company for such periods as the Company may request; provided that Parent and Buyer shall not be obligated to extend the Offer beyond January 31, 2010 (the “Outside Date”), provided further that if on January 31, 2010, all of the conditions set forth in Exhibit A are satisfied or waived other than any condition set forth in clause (f) or clause (g) of Exhibit A, the Outside Date shall be March 15, 2010. In addition, Buyer may and, if requested by the Company, Buyer shall, make available a “subsequent offering period”, in accordance with Rule 14d-11 of the SEC, of not less than 10 business days. On the terms and subject to the conditions of the Offer and this Agreement, Buyer shall, and Parent shall cause Buyer to, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer promptly after the expiration of the Offer. Notwithstanding the foregoing, if at any time consummation of the Offer is not practicable due to (A) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market or (B) the declaration of any banking moratorium or any suspension of payments in respect of banks or any material limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, consummation of the Offer will be delayed until such time as such events no longer make it impracticable to consummate the Offer. Buyer shall not terminate the Offer prior to any scheduled expiration date without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article VII. If this Agreement is terminated pursuant to Article VII, Buyer shall, and Parent shall cause Buyer to, promptly (and in any event within 24 hours of such termination) terminate the Offer and shall not acquire any shares of Company Common Stock pursuant thereto. If the Offer is terminated by Buyer, or this Agreement is terminated prior to the acquisition of shares of Company Common Stock in the Offer, Buyer shall promptly return, and shall cause any depositary acting on behalf of Buyer to return, in accordance with applicable Law, all tendered shares of Company Common Stock that have not then been purchased in the Offer to the registered holders thereof.

               (b) On the date of commencement of the Offer, Parent and Buyer shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and such other ancillary documents pursuant to which the Offer will be made (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto and such other ancillary documents, the “Offer Documents”). The Offer Documents will contain all information which is required to be included therein in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder and any other applicable Laws. For purposes of this Agreement, “Law” means any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law. Each of Parent, Buyer and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Buyer shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities Laws and any other applicable Laws. The Company and its counsel shall be given the opportunity to review and comment on the Offer Documents and any supplements or amendments thereto prior to the filing thereof with the SEC and Parent and Buyer shall give due consideration to any such comments proposed by the Company. Parent and Buyer shall provide the Company and its counsel in writing with any comments Parent, Buyer or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.
               (c) Parent shall provide or cause to be provided to Buyer on a timely basis the funds necessary to purchase any shares of Company Common Stock that Buyer becomes obligated to purchase pursuant to the Offer.
          Section 1.2. Company Actions.
               (a) The Company hereby consents to the Offer, and on the date the Offer Documents are filed with the SEC, the Company shall simultaneously file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the recommendations referred to in Section 3.3(b) and shall mail the Schedule 14D-9 to the Company Stockholders. Each of the Company, Parent and Buyer shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable federal securities Laws and any other applicable Laws. Parent and Buyer and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 and any supplements or amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to any such comments proposed by Parent and Buyer. The Company shall provide Parent and its counsel in writing with any comments or other communications the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.
               (b) Parent and Buyer will take all steps necessary to cause the Offer Documents to be disseminated to the Company Stockholders in accordance with applicable state and federal Laws. In connection with the Offer, the Company shall cause its transfer agent to furnish Buyer promptly, but in any event within three business days after the date of this Agreement, with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Buyer such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company Stockholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Parent and Buyer shall, and shall cause their agents to, hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, promptly deliver to the Company all copies of such information then in their possession or under their control.
          Section 1.3. Directors.
               (a) Promptly after the acceptance for payment of shares of Company Common Stock tendered pursuant to the Offer representing at least a majority of the outstanding shares of Company Common Stock on a fully diluted basis (the time of such acceptance being, “Appointment Time”) and, from time to time thereafter, as shares of Company Common Stock are accepted for payment by Buyer, Buyer shall be entitled to designate such number of members of the Board of Directors of the Company (the “Buyer Designees”), rounded up to the nearest whole number, as will give Buyer representation on the Board of Directors of the Company equal to the product of the total number of members of the Board of Directors of the Company (after giving effect to any increase in the number of the directors elected pursuant to this sentence) multiplied by the percentage that the number of shares of Company Common Stock beneficially owned by Parent or Buyer at such time (including shares of Company Common Stock so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding. In furtherance thereof, the Company shall, upon the request of, and as specified by, Buyer, promptly either increase the size of the Board of Directors of the Company or secure the resignations of such number of the Company’s incumbent directors, or both, as is necessary to enable Buyer Designees to be so elected or appointed to the Board of Directors of the Company and the Company shall take all actions available to the Company to cause Buyer Designees to be so elected or appointed. At such time, if requested by Buyer, the Company shall also take all action necessary to cause persons designated by Buyer to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company, to the extent permitted by applicable Law and the rules of any stock exchange or trading market on which the Company Common Stock is listed and traded. The provisions of this Section 1.3 are in addition to and shall not limit any rights which Buyer, Parent or any of their affiliates (as such term is defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.
               (b) The Company’s obligation to appoint the Buyer Designees to the Board of Directors of the Company in accordance with Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act. The Company shall take all actions required in order to fulfill its obligations under Section 1.3(a), including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as part of the Schedule 14D-9; provided, however, that Parent and Buyer shall supply to the Company in writing prior to the filing with the SEC of the Schedule 14D-9 any information with respect to Parent and Buyer and Buyer Designees to the extent required by such Section 14(f) and Rule 14f-1.
               (c) Notwithstanding the provisions of this Section 1.3, the parties hereto shall use their respective reasonable best efforts to ensure that at least two of the members of the Board of Directors of the Company shall, at all times following the Appointment Time and prior to the Effective Time, be directors of the Company who (i) were directors of the Company on the date hereof, (ii) are not officers of the Company and (iii) are independent directors for purposes of continuing listing requirements of NASDAQ (the “Continuing Directors”); provided, however, that, if at any time there shall be in office less than two Continuing Directors for any reason, the Board of Directors of the Company shall cause the person meeting the foregoing criteria and designated by the remaining Continuing Director to fill such vacancy and such person shall be deemed to be a Continuing Director for all purposes of this Agreement, or if no Continuing Directors then shall remain, the other directors of the Company then in office shall designate two persons meeting the foregoing criteria to fill such vacancies who will not be directors, officers, employees or affiliates of Parent or Buyer and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement. From and after the time, if any, that Buyer Designees constitute a majority of the Board of Directors of the Company and prior to the Effective Time, subject to the terms hereof, any amendment or modification of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or Buyer hereunder, any waiver of any condition to the Company’s obligations hereunder or any of the Company’s rights hereunder and any other action of the Company hereunder which adversely affects the Company Stockholders (other than Parent or Buyer) may be effected only if (in addition to the approval of the Board of Directors of the Company as a whole) there are in office one or more Continuing Directors and such action is approved by a majority of the Continuing Directors then in office. Following the Appointment Time and prior to the Effective Time, neither Parent nor Buyer shall take any other action to remove any Continuing Director.
          Section 1.4. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

          Section 1.5. Effective Time; Closing. As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger or a certificate of ownership and merger, as applicable (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time (but not earlier than the time that the Certificate of Merger is filed) as the parties agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 10:00 a.m. Eastern time, at the offices of King & Spalding LLP, 1180 Peachtree Street, Atlanta, Georgia 30309, or at such other time and location as the parties shall otherwise agree.
          Section 1.6. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
          Section 1.7. Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any of the securities described in this Section 1.7:
               (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.7(b) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive the Offer Price (the “Merger Consideration”), subject to any required withholding Taxes as described in Section 1.10(e) and without interest, payable to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.10;
               (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Buyer and each share of Company Common Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;
               (c) All shares of the Company Common Stock converted pursuant to Section 1.7(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (“Certificate”)

representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.7(a); and
               (d) Each share of common stock, par value $0.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
          Section 1.8. Dissenting Shares.
               (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by the Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Common Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”) shall not be converted as described in Section 1.7(a), but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to appraisal and payment under the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.7(a), as applicable, into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.
               (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.
          Section 1.9. Stock Options and Restricted Stock.
               (a) The Company shall ensure that all outstanding options to acquire Company Common Stock (the “Company Options”) granted under the Horizon PCS, Inc. Amended and Restated 2004 Stock Incentive Plan and the iPCS, Inc. Third Amended and Restated 2004 Long-Term Incentive Plan (the “Company Stock Option Plans”) that are not exercised prior to the Appointment Time shall terminate and be canceled at the Appointment Time, and the Surviving Corporation shall pay such holder, immediately after the Effective Time, in exchange for the cancellation of such holder’s Company Options, an amount in cash determined by multiplying (a) the excess, if any, of the Merger Consideration over the applicable exercise price per share of the Company

Option by (b) the number of shares of Company Common Stock such holder had the right to purchase at the Appointment Time, less any withholding Taxes as described in Section 1.10(e) and without interest. The parties agree that the Appointment Time shall constitute a change in control for purposes of the Company Stock Plans; provided, however, that for purposes of this Section 1.9(a), no holder’s right to exercise a Company Option shall accelerate and fully vest at the Appointment Time unless he or she is employed (either as an employee, director or consultant) by the Company or a Subsidiary at the Appointment Time unless otherwise required by the terms of any award agreement evidencing a Company Stock Option or any Employment Agreement between the Company (or any of its affiliates) and an optionholder. The committee for each of the Company Stock Option Plans shall not exercise any discretion to take any action with respect to any Company Option except for the action expressly called for in this Section 1.9(a).
               (b) Immediately after the Appointment Time, each outstanding share of restricted common stock of the Company granted under the Company Stock Option Plans (“Restricted Stock”), the restrictions of which have not lapsed immediately prior to the Appointment Time, shall become fully vested; provided, however, the committee for each of the Company Stock Option Plans shall not exercise any discretion to take any action with respect to any Restricted Stock.
          Section 1.10. Surrender of Shares of Company Common Stock; Stock Transfer Books.
               (a) Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as agent (the “Paying Agent”) for the Company Stockholders to receive the funds necessary to make the payments to the Company Stockholders pursuant to Section 1.7 upon surrender of the Company Stockholders’ Certificates. Parent shall, at or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to Parent. Parent shall replace any monies lost through any investment made pursuant to this Section 1.10(a). The Paying Agent shall make the payments provided in Section 1.7.
               (b) Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.7 (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of each series of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive such Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer, in the sole discretion of the Paying Agent, and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.7.
               (c) At any time following the date that is six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Fund that had been made available to the Paying Agent and not disbursed to the Company Stockholders (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Buyer or the Paying Agent shall be liable to any Company Stockholder for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.
               (d) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Buyer, the Company Stockholders holding shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law, and the Merger Consideration paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates.
               (e) Parent, Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement to any Company Stockholder or any holder of a Company Option or Restricted Stock (each, a “Payee”) such amounts that Parent, Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Payee.
          Section 1.11. Top-Up Option.
               (a) The Company hereby grants to the Buyer an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth herein, to purchase at the Offer Price an aggregate number of shares of Company Common Stock (the “Top-Up Shares”) equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Parent, Buyer and their affiliates at the time of such exercise, shall constitute one share of Company Common Stock more than 90% of the outstanding shares of Company Common Stock on a fully diluted basis; provided, however, that in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the number of authorized but unissued shares of Company Common Stock as of immediately prior to the issuance of the Top-Up Shares (giving effect to shares of Company Common Stock reserved for issuance under all outstanding stock options, restricted stock and any other rights to acquire Company Common Stock as if such shares of Company Common Stock were outstanding); provided further, that the Top-Up Option shall terminate upon the earlier of: (x) the fifth business day after the later of (1) the expiration date of the Offer and (2) the expiration of any “subsequent offering period”; and (y) the termination of this Agreement in accordance with its terms. The Top-Up Option shall not be exercisable until such time as Buyer shall have accepted for payment the shares of Company Common Stock tendered pursuant to the Offer and all shares tendered in any “subsequent offering period” and in no event shall the Top-Up Option be exercisable if the Minimum Tender Condition shall have been waived.
               (b) The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Shares under the Securities Act.
               (c) To exercise the Top-Up Option, the Buyer shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of shares of Company Common Stock that shall be owned by Parent, Buyer and their affiliates immediately preceding the purchase of the Top-Up Shares and (ii) the place, time and date (which date shall be no later than the fifth business day following the date of the Top-Up Exercise Notice) for the closing of the purchase and sale of the Top-Up Shares (the “Top-Up Closing”). The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to the Buyer confirming the number of Top-Up Shares and the aggregate purchase price therefor (the “Top-Up Notice Receipt”). At the Top-Up Closing, the Buyer shall pay the Company, in the manner set forth in Section 1.11(d) hereof, the aggregate price required to be paid for the Top-Up Shares, in an aggregate principal amount equal to that specified in the Top-Up Notice Receipt, and the Company shall cause to be issued and delivered to the Buyer a certificate or certificates representing the Top-Up Shares or, at the Buyer’s request or otherwise if the Company does not then have certificated shares of Company Common Stock, the applicable number of uncertificated shares represented by book entry (“Book-Entry Shares”). Such certificates or Book-Entry Shares may include any legends that are required by applicable Law.
               (d) Buyer may pay the Company the aggregate price required to be paid for the Top-Up Shares either (i) entirely in cash or (ii) at Buyer’s election, by (x) paying in cash an amount equal to not less than the aggregate par value of the Top-Up Shares and (y) executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (x) (a “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and the Buyer and (i) shall bear interest at the rate of 2% per annum, (ii) shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and (iii) may be prepaid, in whole or in part, without premium or penalty.
               (e) Parent and Buyer acknowledge that the shares of Company Common Stock which Buyer may acquire upon exercise of the Top-Up Option shall not be registered under the Securities Act and shall be issued in reliance upon an exemption for transactions not involving a public offering. Parent and Buyer represent and warrant to the Company that Buyer is, or shall be upon any purchase of Top-Up Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Buyer agrees that the Top-Up Option, and the Top-Up Shares to be acquired upon exercise of the Top-Up Option, if any, are being and shall be acquired by Buyer for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).
ARTICLE II
THE SURVIVING CORPORATION
          Section 2.1. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the certificate of incorporation attached hereto as Exhibit B, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such certificate of incorporation.

          Section 2.2. Bylaws. The bylaws of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the bylaws attached hereto as Exhibit C, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.
          Section 2.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Buyer at the Effective Time shall be the officers of the Surviving Corporation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in (a) a publicly available final registration statement, prospectus, report, form, schedule or proxy statement filed since January 1, 2009 by the Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Company SEC Reports”) and prior to the date hereof, but excluding any risk factor disclosure contained in any such Company SEC Report under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading, or (b) the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to the other parties hereto concurrently with the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect), the Company represents and warrants to each of the other parties as follows:
          Section 3.1. Organization and Standing. Each of the Company and each direct or indirect subsidiary of the Company (a “Subsidiary”) (a) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation, (b) has full corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to have such approvals or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Certificate of Incorporation”) and the Company’s bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).
          Section 3.2. Capitalization. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”). As of October 13, 2009 with respect to subsections (a) and (b) of this sentence and as of the date hereof for all other subsections of this sentence, (a) 17,262,954 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (b) 689,263 shares of Company Common Stock (which are included in clause (a)) are held in the treasury of the Company, (c) 1,701,736 Company Options are outstanding pursuant to the Company Stock Option Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, (d) no shares of Company Preferred Stock are issued and outstanding, (e) 143,850 shares of Restricted Stock (which are included in clause (a)) are issued and outstanding and (f) no shares of Company Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise, except for shares reserved for issuance pursuant to Company Options. During the period from October 13, 2009 through the date of this Agreement, the Company has not issued or redeemed any shares of Company Common Stock except pursuant to a previously announced 10b5-1 plan of the Company. Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Options, with the exercise price of each such Company Option. Except as set forth above, there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The Company owns (either directly or indirectly) beneficially and of record all of the issued and outstanding capital stock of each Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote on any matter on which stockholders may vote are issued or outstanding.
          Section 3.3. Authority for Agreement.

               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including the unanimous approval of the Board of Directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of holders of a majority of the voting power of the then issued and outstanding shares of Company Common Stock and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock is the only vote of the Company’s equity holders necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.
               (b) At a meeting duly called and held on October 18, 2009, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Offer and the Merger, are, on the terms and subject to the conditions contained herein, fair to and in the best interests of, the Company Stockholders, (ii) approved, authorized and declared advisable this Agreement and approved and authorized the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the Company Stockholders accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, to the extent applicable, adopt this Agreement. UBS has delivered to the Board of Directors of the Company its opinion, dated as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Offer Price to be received by the holders of Company Common Stock in the Offer is, as of the date of such opinion, fair, from a financial point of view, to such holders. Morgan Stanley has delivered to the Board of Directors of the Company its opinion, dated as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the Company’s stockholders for their shares of Company Common Stock pursuant to this Agreement is, as of the date of such opinion, fair, from a financial point of view, to those stockholders. Correct and complete copies of the UBS and Morgan Stanley fairness opinions have been delivered to Parent.
          Section 3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (b) subject to Section 3.5, conflict with or violate any Law applicable to the

Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate , a Material Adverse Effect. “Material Adverse Effect” shall mean, with respect to the Company, any change, event or effect that, when taken together with all other adverse changes, events or effects that have occurred, (i) is or would reasonably be expected to be materially adverse to the business, results of, operations or financial condition of the Company and the Subsidiaries taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in (x) U.S. generally accepted accounting principles (“GAAP”), (y) the accounting rules and regulations of the SEC or (z) Law, (B) the public announcement of the Offer or the Merger, (C) any action or failure to act by Parent or any of its affiliates under agreements between Parent or any of its affiliates, on the one hand, and the Company or any of the Subsidiaries, on the other hand, (D) failure of the Company to meet any internal or published projections, forecasts or estimates of revenues or earnings or published industry analyst expectations of financial performance (it being understood that the underlying cause of any such failure shall not be included within the exception contained in this clause (D)), (E) any action taken, or failure to act, by Parent or any of its affiliates, (F) changes in or relating to the United States economy or United States financial, credit or securities markets in general, (G) changes in or relating to the industries in which the Company or the Subsidiaries operate or the markets for any of such entity’s products or services in general or (H) acts of war, armed hostility or terrorism, which changes in the case of clauses (F), (G) and (H) do not affect the Company or any Subsidiary to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) does or would reasonably be expected to prevent or materially delay the performance by the Company of any of its obligations under this Agreement and to consummate the Offer or the Merger or the other transactions contemplated by this Agreement.
          Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”) or any consent, approval or authorization of, or notification to, any other person, except (a) for applicable requirements, if any, of the Exchange Act, including the filing of the Schedule 14D-9 and, if required by applicable Law, a Proxy Statement relating to the adoption by the Company Stockholders of this Agreement, (b) for applicable requirements, if any, of state securities or “blue sky” Laws (“Blue Sky Laws”) and filing and recordation of the Certificate of Merger as required by the DGCL, (c) for those required by the

Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (d) for those required by the Federal Communications Commission or any successor entity (the “FCC”) under the Communications Act of 1934 and the rules, regulations and policies of the FCC promulgated thereunder (the “FCC Filings”), (e) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and (f) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.6. Compliance. Subject to Section 3.7, each of the Company and the Subsidiaries has been operated at all times in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected, except for any such failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.7. Licenses and Permits.
               (a) Neither the Company nor any of the Subsidiaries has any Licenses or authorizations issued or granted by the FCC other than the License granted by the FCC under call sign KNLF580 (BTA080 Chillicothe, OH) (the “FCC License”) and the International Section 214 authorization (File Number ITC-214-19970306-00135).
               (b) The Company and each of the Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct its business as presently conducted, except those the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (the “Company Material Licenses”). Each Company Material License is listed on Section 3.7(b) of the Company Disclosure Letter.
               (c) Each of the Company and the Subsidiaries is in compliance with (i) its obligations under each of the Company Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Company Licenses, except, in either case, for such failures to be in compliance as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened by or before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity, any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Subsidiaries relating to any of the Company Material Licenses, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Company Licenses” means, to the extent not otherwise Company Material Licenses, all Licenses issued or granted to the Company or any of the Subsidiaries by a Governmental Entity of any state of the United

States regulating telecommunications businesses and all Licenses issued or granted to the Company or any of the Subsidiaries by foreign Governmental Entities regulating telecommunications businesses. For purposes of this Agreement, the term “Knowledge” means the actual knowledge of the following officers of the Company: Tim Yager (President and Chief Executive Officer), Steb Chandor (Executive Vice President, Chief Financial Officer and Assistant Secretary), Conrad Hunter (Executive Vice President and Chief Operating Officer), Jeff Baker (Vice President — Finance), James Ingold (Controller), John Peterman (Senior Vice President of Sales), David Zylka (Senior Vice President of Engineering and Network Operations) and Brian O’Neil (Senior Vice President, General Counsel and Secretary).
          Section 3.8. Reports; Financial Statements; Internal Controls.
               (a) The Company and each of the Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto (each, a “Report”), that they were required to file since January 1, 2007 with (i) the FCC, (ii) the SEC, (iii) any state or other federal regulatory authority (other than any taxing authority, which is dealt with exclusively in Section 3.10) and (iv) any foreign regulatory authority (other than any taxing authority, which is dealt with exclusively in Section 3.10), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such Report, or to pay such fees and assessments, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Report of the Company made with the SEC, as of the date of such Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2007, as of their respective dates, all Reports of the Company made with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “SOX Act”) and the rules and regulations thereunder with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act, and, to the Knowledge of the Company, no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Report of the Company made with the SEC.
               (b) The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2008, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including any amendments thereto filed with the SEC (collectively, the “Company 2008 10-K”), filed with the SEC under the Exchange Act, accompanied by the audit report by Deloitte & Touche LLP, the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the “Audited Company Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of June 30, 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the six-month period ended June 30, 2009, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, including any amendments (collectively, the “Company 10-Q”) (such balance sheets and statements, the “Unaudited Company Financial Statements” and, together with the Audited Company Financial Statements, the “Company Financial Statements”). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the consolidated results of the operations and changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the respective fiscal periods therein set forth, subject in the case of the Unaudited Company Financial Statements to any year-end audit adjustments that are consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
               (c) The Company and the Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any identified fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          Section 3.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement, (a) since December 31, 2008, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) since December 31, 2008 through the date of this Agreement, the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with prior practice and there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (ii) any material change in accounting methods, principles or practices employed by the Company, (iii) any material change in the Company’s internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), (iv) any action of the type described in Section 5.1(b) or Section 5.1(c) that had such action been taken after the date of this Agreement would be in violation of any such Section or (v) any adoption of, or any amendment to, any plan or agreement which provides for any payments as a result of a change in control of the Company or a termination of employment by any employee of the Company.
          Section 3.10. Taxes. (a) The Company and each of the Subsidiaries have timely filed all material Tax Returns required to be filed by any of them; (b) all such Tax Returns are true, correct and complete in all material respects; (c) all Taxes of the Company and the Subsidiaries that are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any Governmental Entity to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements; (d) there are no liens for any Taxes upon the assets of the Company or any of the Subsidiaries, other than statutory liens for real estate Taxes not yet due and payable and liens for Taxes contested in good faith; (e) the Company does not have any Knowledge of any proposed or threatened Tax claims or assessments that, if upheld, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (f) neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) the Company and each Subsidiary has withheld and paid over to the relevant Governmental Entity all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (h) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the unpaid Taxes of the Company and the Subsidiaries did not exceed the accrual for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement (disregarding any notes thereto); (i) neither the Company nor any Subsidiary (A) has been a member of any other affiliated group filing a consolidated federal income Tax Return (except the affiliated group of which the Company is the common parent) or (B) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (j) all Tax Returns filed by or on behalf of the Company or any Subsidiary have been examined by the relevant Governmental Entity or the statute of limitations with respect to such Tax Returns has expired; (k) no claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of the Subsidiaries does not file a Tax Return that the Company or any of the Subsidiaries is or may be subject to Tax by such jurisdiction; (l) neither the Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement; (m) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), private letter rulings, technical advice memoranda or similar agreement or ruling has been entered into by or with respect to the Company or any of the Subsidiaries; (n) neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law); (o) neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in, any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or has received a written opinion from a Tax advisor that was intended to provide protection against a Tax penalty; and (p) the Company has not made any distribution of stock, and no distribution of stock of the Company has been made, in a transaction described in Section 355 of the Code. For purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity; and “Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.
          Section 3.11. Title to Assets. The Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the Company 2008 10-K or acquired after December 31, 2008 (other than assets disposed of since December 31, 2008 in the ordinary course of business consistent with past practice) or otherwise used in the conduct of business of the Company and the Subsidiaries, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (a) liens, encumbrances or restrictions that secure indebtedness that are reflected in the Company 10-Q; (b) liens for Taxes accrued but not yet payable; (c) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after December 31, 2008; provided that the obligations secured by such liens are not delinquent; and (d) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect (each a “Company Permitted Lien”). The Company and each of the Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          Section 3.12. Change of Control Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with or by reason of the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

          Section 3.13. Litigation. Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of all claims, suits, actions, governmental investigations, indictments or administrative, arbitration or other legal proceedings (“Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries. No Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries.
          Section 3.14. Contracts and Commitments.
               (a) As of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company, or the ability of the Company to operate in any geographic area or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business material to the Company or to operate in any geographical area, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) relating to the borrowing of money or any guarantee in respect of any indebtedness of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (v) that extends “most favored nations” or similar pricing to the counterparty to such contract or (vi) between the Company and any of the Subsidiaries, on the one hand, and any of the Company’s stockholders (in their capacity as such), on the other hand. In addition, neither the Company nor any of the Subsidiaries is a party to or bound by any written employment contract (“Employment Agreements”). Each contract, arrangement, commitment or understanding of the type described in the preceding two sentences of this Section 3.14(a), whether or not set forth in the Company Disclosure Letter, is referred to as a “Material Contract,” and neither the Company nor any of the Subsidiaries has Knowledge of any violation of any Material Contract by any of the other parties thereto that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (b) With such exceptions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Subsidiary, as applicable, and is in full force and effect, (ii) the Company or the applicable Subsidiary has performed all obligations required to be performed by it to date under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of the Subsidiaries under any such Material Contract.

          Section 3.15. Information Supplied. Neither the Schedule 14D-9 nor the proxy statement to be mailed to the Company Stockholders in connection with the meeting (the “Stockholders’ Meeting”) to be called to consider the Merger (the “Proxy Statement”) (nor the information supplied or to be supplied by or on behalf of the Company for the inclusion or incorporation by reference in the Offer Documents) will, at the date such documents are first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement filed with the SEC will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in the foregoing documents.
          Section 3.16. Employee Benefit Plans. All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) and all other agreements, plans, programs and policies which provide compensation or benefits to current or former employees or directors or independent contractors of the Company or any of the Subsidiaries and with respect to which the Company or any Subsidiary has any material liability, whether contingent or otherwise, and all Employment Agreements, separation agreements and other agreements which provide for change in control payments or benefits under or with respect to which the Company or any of its Subsidiaries has any liability (individually a “Company Benefit Plan” and collectively the “Company Benefit Plans”), are identified in Section 3.16 of the Company Disclosure Letter by the name shown on their plan documents, and there are no Company Benefit Plans other than the Company Benefit Plans identified in Section 3.16 of the Company Disclosure Letter. A true and complete copy of each Company Benefit Plan as currently in effect, any related trust agreement, any ERISA required summary plan description and any Form 5500 filed for 2008, 2007 and 2006 (together with all related schedules, exhibits and attachments) have been made available to Parent. No Company Benefit Plan is subject to Title IV of ERISA or Code Section 412. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Company Benefit Plan complies by its terms and in its operation with all the applicable requirements of ERISA, the Code (including Section 409A of the Code) and other applicable Law, (b) no Company Benefit Plan is under audit or investigation by any government agency and to the Knowledge of the Company no such audit or investigation is pending or threatened, (c) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and each such plan has received a favorable determination letter from the Internal Revenue Service or a favorable opinion letter from the Internal Revenue Service regarding the status of such plan as an approved prototype plan, (d) neither the Company nor any of the Subsidiaries nor any ERISA Affiliate has any liability, contingent or otherwise, under any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is described in Section 413 of the Code or Section 3(37) or Section 3(40) of ERISA, (e) neither any Company Benefit Plan nor the Company nor any Subsidiary or ERISA Affiliate has any liability under Chapter 43 of the Code or Section 409 or Section 502(i) of ERISA which has not been satisfied in full or, to the Knowledge of the Company, has engaged in any transaction that would reasonably be expected to result in any such liability, (f) all contributions which are required under the terms of any Company Benefit Plan or ERISA or the

Code or other applicable Law have been timely made in full on or before the deadline for making such contributions, (g) there is no Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan and, to the Knowledge of the Company, no such Litigation is pending or threatened and (h) except as required by Law, neither the Company nor any of the Subsidiaries has any liability, contingent or otherwise, under any Company Benefit Plan to provide life insurance or medical or other employee welfare benefits to any current or former employee or director or independent contractor upon his or her retirement or termination of employment or service, and neither the Company nor any of the Subsidiaries has ever agreed (whether in oral or written form) to provide any such benefits any current or former employee or director or independent contractor. “ERISA Affiliate” means any entity whose employees are treated as employees of the Company or a Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA. The option price for each of the Company Options was set so that none of the Company Options is subject to taxation under Section 409A of the Code, and there are no performance requirements that need to be satisfied in order for any restrictions on any outstanding Restricted Stock grant to lapse.
          Section 3.17. Labor and Employment Matters.
               (a) Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (“NLRB”) or any other Governmental Entity. There is no existing, pending or, to the Knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of the Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of the Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of the Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.
               (b) Since January 1, 2007, neither the Company nor any of the Subsidiaries has experienced any labor strike, work slowdown or stoppage or other material labor dispute and there is no such strike, slowdown, stoppage, or dispute actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.
               (c) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, or other protected category) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of the Subsidiaries that involve allegations of disparate impact, pattern or practice or class-wide discrimination. The Company and its Subsidiaries have complied in all material respects with all applicable labor and employment Laws, including the Worker Adjustment and Retraining Notification Act.
          Section 3.18. Environmental Compliance.
               (a) Except as otherwise does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company possesses, and is in compliance with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal Laws relating to protection of the environment or human health, pollution control, product registration and hazardous materials (“Environmental Laws”) applicable to the Company, and (ii) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law or demand letter issued, entered, promulgated or approved thereunder.
               (b) There are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Subsidiaries, of any liability or obligation arising under common law or under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act or any similar state or local statute or ordinance), which liability or obligation, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is subject to any agreement, order, judgment, decree, directive or lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.
          Section 3.19. Intellectual Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
               (a) (i) the Company has good and exclusive title to each item of the Intellectual Property Rights; (ii) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant such rights to any person in exchange for payment or other consideration; (iii) to the Knowledge of the Company, the Company’s rights in the Licensed Rights and all other material rights in the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iv) the Intellectual Property Rights and the Licensed Rights are all those material intellectual property rights necessary to the conduct of the business of each of the Company and the Subsidiaries as presently conducted. The validity of the Intellectual Property Rights and title thereto, (A) have not been questioned in any prior Litigation; (B) are not being questioned in any pending Litigation; and (C) to the Knowledge of the Company, are not the subject of any threatened or proposed Litigation.
               (b) To the Knowledge of the Company, the business of each of the Company and the Subsidiaries, as presently conducted, does not conflict with or infringe on and has not been alleged to conflict with or infringe on any patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property rights of others or to constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and the Subsidiaries operate.
               (c) The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s or the Subsidiaries’ right to use any of the Licensed Rights. To the Knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or the Subsidiaries as presently conducted.
               (d) Each of the Company and the Subsidiaries exclusively owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Company and the Subsidiaries. To the Company’s Knowledge, there are no infringement or misappropriation suits, actions or proceedings pending or threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary. The use by each of the Company and the Subsidiaries of computer software licensed by others to the Company or the Subsidiaries does not breach any terms of any license or other contract between the Company or the Subsidiaries and any third party. The Company and the Subsidiaries are in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to computer software programs licensed by others for use by the Company or the Subsidiaries.
               (e) For purposes of this Section 3.19, (i) “Intellectual Property Rights” means all United States and foreign patents and patent applications, all United States and foreign trademark, service mark and copyright registrations and applications therefor, all internet uniform resource locator and domain name registrations and applications therefor, and all material trademarks, trade names, service marks, domain names and copyrights owned by the Company and the Subsidiaries, and (ii) “Licensed Rights” means all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of the Subsidiaries.
          Section 3.20. Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the Company’s consolidated balance sheet or disclosed in the notes to the Unaudited Company’s Financial Statements, in each case included in the Company 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2009 or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of the Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.
          Section 3.21. Brokers. Except pursuant to the engagement letters between the Independent Advisors and the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.21 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisors pursuant to which each such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.
          Section 3.22. Related Party Transactions. To the Knowledge of the Company, no officer or director of the Company or any of the Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee or supplier of the Company or which conducts a business similar to any business conducted by the Company. No officer or director of the Company or any of the Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any intellectual property used by the Company or any of the Subsidiaries, (b) to the Knowledge of the Company, has any claim, charge, action or cause of action against the Company or any of the Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the Knowledge of the Company, has made, on behalf of the Company or any of the Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any of the Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of the Subsidiaries or (e) to the Knowledge of the Company, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries.
          Section 3.23. Anti-Takeover Provisions. No “moratorium,” “control share,” “fair price,” “business combination” or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement. The Company is not a party to any stockholder rights agreement or otherwise subject to an existing stockholder rights plan or similar arrangement.
          Section 3.24. Company Indentures.
               (a) Neither the Company nor any of the Subsidiaries has made any “Restricted Payments” pursuant to, nor has any of them otherwise utilized any of the capacity provided for under, clause (b)(1) of Section 4.09 of the Indentures. “Indentures”

means (i) the First Lien Indenture, dated as of April 23, 2007, related to the Company’s First Lien Senior Secured Floating Rate Notes due 2013 and (ii) the Second Lien Indenture, dated as of April 23, 2007, related to the Company’s Second Lien Senior Secured Floating Rate Notes due 2014.
               (b) No “Event of Default” (as defined in each of the Indentures) has occurred and is continuing under either of the Indentures, and neither the Company nor any of the Subsidiaries has previously received a waiver of any Event of Default under either of the Indentures.
          Section 3.25. Disclaimer. Notwithstanding anything in this Agreement to the contrary, the Company does not make (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to Parent or any of its affiliates, other than this Agreement and the Merger.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
Each of Parent and Buyer jointly and severally represents and warrants to the Company as follows:
          Section 4.1. Organization and Standing. Such person (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.
          Section 4.2. Authority for Agreement; Enforceability. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Offer, the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Offer, the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such person enforceable against such person in accordance with its terms.

          Section 4.3. No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the articles or certificate of incorporation or bylaws of such person, (b) conflict with or violate any Law applicable to such person, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences that have not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.
          Section 4.4. Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of the Certificate of Merger as required by the DGCL, (b) for those required by the HSR Act, (c) for the FCC Filings, (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement or (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement.
          Section 4.5. Information Supplied. None of the information included or incorporated by reference in the Offer Documents and none of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the date such document is first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the foregoing documents.
          Section 4.6. Brokers. No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder’s or other fee or commission payable by such person in connection with this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.
          Section 4.7. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Offer, the Merger and the transactions contemplated hereby, Buyer has not incurred any obligations or liabilities and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.
          Section 4.8. Available Funds. At the expiration of the Offer and the Effective Time, Parent and Buyer will have available all of the funds necessary for the acquisition of all shares of Company Common Stock pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.
          Section 4.9. Ownership of Company Common Stock; Affiliates and Associates.
               (a) Neither Parent, Buyer nor any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company, except in each case for shares held solely for passive investment purposes, provided that the aggregate of the shares of capital stock held by Parent, Buyer and their respective affiliates and associates constitute less than 5% of the outstanding shares of Company Common Stock; and
               (b) Neither Parent, Buyer or any of their respective subsidiaries is an “interested stockholder” of the Company or an “associate” or “affiliate” of any “interested stockholder” of the Company (as such terms are defined in Section 203 of the DGCL).
          Section 4.10. Disclaimer. Notwithstanding anything in this Agreement to the contrary, neither Parent nor Buyer makes (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to the Company or any of its affiliates, other than this Agreement and the Merger and the ownership of capital stock of the Company.
ARTICLE V
COVENANTS
          Section 5.1. Conduct of the Business Pending the Merger.
               (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise provided in Section 5.1(a) of the Company Disclosure Letter or unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (i) the business of the

Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have significant business relations such that their ongoing businesses shall not be impaired in any material respect at the Effective Time, and (iii) the Company will comply in all material respects with all applicable Laws wherever its business is conducted, including the filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.
               (b) The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends described in the last sentence of clause 1 of Section 3.9 of the Company Disclosure Letter and dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; or (iv) except as set forth in Section 5.1(b) of the Company Disclosure Letter, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock upon the exercise of (1) Company Options outstanding as of the date of this Agreement or (2) the Top-Up Option.
               (c) Except as set forth in Section 5.1(c) of the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) amend its certificate of incorporation or bylaws (or other equivalent organizational documents); (ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or elections to make “payment in kind” interest payments under such existing lines or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiary or between the Company and any Subsidiary (other than loans or advances less than $100,000 individually made in the ordinary course of business consistent with past practice); (iv) except as permitted in Section 5.5(b), merge or consolidate with any other entity in any transaction, or acquire (other than capital expenditures permitted by Section 5.1(d)) or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $200,000 or greater or enter into any partnership, joint venture or similar arrangement; (v) change any material accounting policies or methods of accounting in effect at June 30, 2009, except as required by the SEC or as required by GAAP as concurred with by the Company’s independent auditors; (vi) make any change in employment terms for any of its directors or officers; (vii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or the Subsidiaries, other than with respect to alterations, amendments or creations made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or, in any case, as required by applicable Law or as expressly contemplated by this Agreement or consented to in writing by Parent; (viii) other than as required by applicable Law or as expressly contemplated by this Agreement, make any change to the Company Benefit Plans; (ix) acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum; (x) settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of June 30, 2009; (xi) other than the renewal in the ordinary course of business, amend in any material respect, waive any of its material rights under, or enter into any agreements, arrangements or commitments that would be required to be disclosed in Section 3.14 or Section 3.22 of the Company Disclosure Letter; (xii) except as required by Law, make or change any election with respect to Taxes or change any accounting method, file any claim for refund or any amended Tax Return, settle any Tax dispute or waive or extend the statute of limitations relating to any Taxes of the Company or any Subsidiary; or (xiii) apply for or otherwise seek to obtain any License issued or granted by the FCC; or (xiv) commit or agree to take any of the actions described in this Section 5.1(c).
               (d) The Company agrees that for the period from the date hereof until the earlier of (i) the Effective Time and December 31, 2009, the Company’s capital expenditures shall be consistent with its 2009 budget. If the Effective Time does not occur prior to December 31, 2009, then the Company shall not incur capital expenditures, in the aggregate, in excess of $3,000,000 in any calendar month during 2010 without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).
               (e) Notwithstanding anything to the contrary contained herein but subject to the Settlement Agreement, nothing set forth in this Agreement shall be deemed to modify or prohibit any party from taking any actions permitted by, or operating in accordance with past practices in connection with, the commercial arrangements currently in effect between Parent and the Company.
          Section 5.2. Access to Information; Confidentiality.
               (a) From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the “Representatives”) of the Company to, afford the Representatives of Parent and Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Parent and Buyer with all financial, operating and other data and information as Parent or Buyer, through its Representatives, may reasonably request, except in each case with respect to any document or other information (i) with respect to any potential or current litigation between the Company and the Subsidiaries, on the one hand, and Parent or any of its affiliates, on the other hand, that is subject to an attorney-client or other privilege or constitutes attorney work product or (ii) reasonably determined by the Company to relate to the litigation that is the subject of the Settlement Agreement or that relates to bona fide operational disputes between Parent and Buyer (collectively with all analyses, compilations, studies or other documents or records prepared by Parent, Buyer or any of their Representatives that contain or are otherwise reflect or are generated from such information, the “Confidential Information”); provided, however, that “Confidential Information” does not include any information provided by the Company or any of its subsidiaries to Parent or any of its subsidiaries pursuant to any Sprint PCS Management Agreement or related agreement in effect between the Company or any of its Subsidiaries, on the one hand, or Parent or any of its subsidiaries, on the other hand (each a “Sprint PCS Management Agreement”, and collectively, the “Sprint PCS Management Agreements”), which information shall be treated in accordance with the terms of the applicable Sprint PCS Management Agreement (the “Management Agreement Information”). In addition, from the date hereof to the Effective Time, the Company shall, and shall cause its Representatives to, cooperate and consult with Parent regarding transition planning and post-closing integration issues as reasonably requested by Parent. To facilitate such cooperation and consultation, the Company shall make available to such Representatives of Parent office space and secretarial or other administrative services as reasonably requested by Parent. The use of any information, including Confidential Information or Management Agreement Information, for the purpose of evaluating the Merger or the other transactions contemplated by this Agreement that Parent or Buyer or any of their affiliates may possess regarding the Company or any of its affiliates, including information provided under any agreement to which Parent, Buyer or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are a party, shall not be deemed a breach of any non-competition, non-disclosure or non-use agreement or other restrictive agreement between the Company and Parent with respect thereto.
               (b) All Confidential Information furnished by the Company or its Representatives to Parent, Buyer or their respective Representatives, as the case may be, shall be treated as the sole property of the Company and shall be considered Proprietary Information of the Company pursuant to, and be subject to the terms and conditions of, the Agreement for Mutual Use and Non-Disclosure of Proprietary Information, dated September 25, 2009, between Parent and the Company (the “Confidentiality Agreement”).
               (c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.
          Section 5.3. Notification of Certain Matters. The Company shall give prompt notice to Parent of any change or event (i) that has or would reasonably be expected to have a

Material Adverse Effect or (ii) that it believes results or would reasonably be expected to result in a failure of the condition set forth in clause (b) on Exhibit A. Parent shall give prompt notice to the Company of any change or event that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement or to consummate the Offer, the Merger and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 5.3, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is necessary to correct any information in the Company Disclosure Letter that has been rendered inaccurate thereby, then the Company shall promptly supplement or amend the Company Disclosure Letter that it has delivered pursuant to this Agreement and deliver such supplement or amendment to Parent. No such supplement or amendment shall be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of satisfying any of the conditions set forth on Exhibit A, or in Section 6.1 or the compliance by the Company with any covenant set forth herein.
          Section 5.4. Further Assurances.
               (a) Upon the terms and subject to the conditions hereof, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law, subject to Section 5.5, to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to as promptly as reasonably practicable obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI and in Exhibit A. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation, subject to Section 5.5, shall use all commercially reasonable efforts to take all such action.
               (b) Without limiting the generality of Section 5.4(a), promptly after the date hereof the Company and Parent shall prepare and file with the FCC an application requesting its approval of the transfer of control of the FCC License (the “Approval Application”). The Company and Parent thereafter shall diligently take or cooperate in the taking of all steps that are necessary or appropriate to prosecute the Approval Application and to obtain the grant of the Approval Application as expeditiously as reasonably practicable. The parties agree to consult with one another as to the approach to be taken with the FCC with respect to obtaining any necessary consent or authority to the transactions contemplated hereby, and each of the parties shall keep the other party reasonably informed as to the status of any such communications with the FCC.

               (c) Without limiting the generality of Section 5.4(a), Parent and Buyer shall make all filings required under the HSR Act in connection with the transactions contemplated hereby within seven days of the date hereof.
               (d) Without limiting the generality of Section 5.4(a), the Company and Parent shall coordinate efforts and cooperate with each other to promptly prepare and file all documentation necessary to obtain any state public service commission approvals (the “PSC Approvals”) required as a result of the transactions contemplated by this Agreement.
               (e) The Company agrees that if prior to the Effective Time, the Company or any of the Subsidiaries is awarded any grant applied for under the Rural Utilities Service (the “RUS”) Broadband Initiatives Program or the National Telecommunications and Information Administration (the “NTIA”) Broadband Technology Opportunities Program, the Company or any such Subsidiary (i) will immediately notify Buyer of such award and (ii) will immediately surrender the grant in the event any of the following occur: (A) if the coordination with Buyer and Parent to effect the transfer of control for the grant would result in a delay of the consummation of the Offer or the Merger; or (B) if RUS or NTIA impose an unreasonable obligation on the Company or any of its Subsidiaries as the awarded grant recipient (such reasonableness to be the sole determination of Buyer).
               (f) In connection with, and without limiting the foregoing, the Company shall (i) take all commercially reasonable actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Offer, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement, take all commercially reasonable actions necessary to ensure that this Agreement, the Offer, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other transactions contemplated by this Agreement.

          Section 5.5. Board Recommendations.
               (a) In connection with the Offer, the Merger and the Stockholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the Company Stockholders to vote in favor of the adoption of the Merger Agreement and use all commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) otherwise comply with the legal requirements applicable to such meeting and (iii) subject to Section 5.5(b), recommend to the holders of the Company Common Stock to tender their shares of Company Common Stock pursuant to the Offer.
               (b) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, the approval or recommendation of such Board of Directors or such committee of the Offer, the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction (any action described in clause (i) above or in this clause (ii) being referred to as an “Adverse Recommendation Change”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement in compliance with the provisions of Section 5.9(b)) (each, an “Acquisition Agreement”) related to any transaction involving an Acquisition Proposal from a third party (an “Alternative Transaction”). Notwithstanding the foregoing, if prior to the Appointment Time, the Board of Directors of the Company determines in good faith, after receipt of advice from outside counsel, that it is required to do so to comply with its fiduciary duties to the Company Stockholders under applicable Delaware Law, the Board of Directors of the Company may (subject to this and the following sentences in this Section 5.5(b)) make an Adverse Recommendation Change, but only at a time that is after the third business day following Parent’s receipt of written notice advising Parent that (x) the Board of Directors of the Company has received a Superior Proposal or an Acquisition Proposal that is reasonably likely to be a Superior Proposal or (y) it is reasonably likely that an Intervening Event has occurred. Such written notice shall specify, in the case of a Superior Proposal or Acquisition Proposal, the material terms and conditions of such Superior Proposal or Acquisition Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal or Acquisition Proposal or, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and, in each case, state that the Board of Directors of the Company is considering making an Adverse Recommendation Change. During such three business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without an Adverse Recommendation Change; provided, however, that any such proposed adjustment shall be at the discretion of Parent at the time. For purposes of this Agreement, (1) a “Superior Proposal” means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that the Board of Directors of the Company determines in its good faith judgment (after obtaining the advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Offer and the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction) and (2) an “Intervening Event” means an event, unknown to the Board of Directors of the Company as of the date of this Agreement, which becomes known prior to the Appointment Time and which causes the Board of Directors of the Company to determine in good faith, after obtaining the advice of outside counsel and an independent financial advisor, that its failure to effect an Adverse Recommendation Change would result in a breach of its fiduciary duties to the Company Stockholders under applicable Delaware Law; provided, however, that in no event shall the receipt, existence or terms of any Superior Proposal or Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event. Notwithstanding any such Adverse Recommendation Change, the Company shall, after the Appointment Time, submit this Agreement to the Company Stockholders, with such disclosures as shall be required by Law, and provided that in the event of an Adverse Recommendation Change permitted under this Section 5.5(b), the Company may submit this Agreement to the Company Stockholders without a recommendation or with a negative recommendation, in which event the Board of Directors of the Company may communicate the basis for its lack of recommendation or negative recommendation to the Company Stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party or from making any similar disclosure, in either case to the extent required by applicable Law; provided, that the Company may not, except as provided by this Section 5.5(b), withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors of the Offer, the Merger or this Agreement (it being understood that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not violate this Section 5.5(b) or constitute an Adverse Recommendation Change).
          Section 5.6. Stockholder Litigation. The Company or Parent shall give the other party the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld, conditioned or delayed.
          Section 5.7. Indemnification.
               (a) It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director, officer, employee and agent of the Company or the Subsidiaries (the “Indemnified Parties”) as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Parent, shall survive the Merger, and Parent shall, subject to Section 5.7(c), (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto (without regard to any discharge of such obligation in any bankruptcy or similar proceeding). Parent and Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.
               (b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) Indemnified Parties (“D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Parties); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to 250% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 250% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 250% of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Party; provided that the premium and terms of such insurance are reasonably acceptable to Parent (it being understood that a policy with a one-time premium not in excess of 250% of the current annual premium shall be deemed to be reasonably acceptable to Parent).
               (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

               (d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.
          Section 5.8. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party; provided, however, that this Section 5.8 shall terminate in the event the Company makes an Adverse Recommendation Change. The parties have agreed to the text of the initial press release to be issued with respect to the transactions contemplated by this Agreement.
          Section 5.9. Acquisition Proposals.
               (a) The Company shall, on the date hereof, terminate (and shall cause each Subsidiary to terminate) all direct and indirect negotiations and discussions with all other parties with respect to any Acquisition Proposal or any potential Acquisition Proposal.
               (b) The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Company (as authorized by the Board of Directors) from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the Appointment Time if, and only to the extent that, (A) the Board of Directors of the Company, after obtaining the advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity containing provisions no less favorable to the Company than those set forth in the Confidentiality Agreement (provided that such agreement need not contain any “standstill” or similar provision) and (C) the Board of Directors of the Company determines in good faith, after obtaining advice from its independent financial advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide prompt (and at least within 24 hours) oral and written notice to Parent of (1) the receipt of any such Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, (2) the material terms and conditions of such Acquisition Proposal or inquiry, (3) the identity of such person or entity making any such Acquisition Proposal or inquiry and (4) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to promptly keep Parent reasonably apprised of the status and material changes to the terms of any such Acquisition Proposal or inquiry. For purposes of this Agreement, “Acquisition Proposal” means any proposal with respect to (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Company or of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise (other than the Offer), (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Company (other than the Merger) or any of the Subsidiaries pursuant to which any person or group of persons (other than Parent or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Company or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Company) of the Company or any of the Subsidiaries representing more than 20% of the fair market value of all the assets of the Company and the Subsidiaries, taken as a whole, immediately prior to such transaction.
          Section 5.10. Stockholders’ Meeting; Proxy Statement.
               (a) The Company shall, as soon as practicable following acceptance for payment of and payment for shares of Company Common Stock pursuant to the Offer, cause the Stockholders’ Meeting to be duly called and held for the purpose of voting on the adoption of this Agreement.
               (b) The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders’ Meeting in accordance with Section 5.10(a).
               (c) Subject to Sections 5.5 and 5.9, the Company shall (i) solicit from the Company Stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of such adoption and (ii) take all other action reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.
               (d) As soon as practicable following acceptance for payment of and payment for shares of Company Common Stock pursuant to the Offer, Parent and the Company shall jointly prepare the Proxy Statement, and the Company shall file the Proxy Statement with the SEC, and shall use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions, and Parent shall furnish all information concerning it and Buyer as the Company may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (i) at any time prior to the Stockholders’ Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent and (ii) if at any time prior to the Stockholders’ Meeting, any event should occur relating to Parent or Buyer or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file with the SEC and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments, except with respect to any comment that would create a misstatement of fact or an omission of a material fact. Each of Parent and Buyer shall vote, or cause to be voted, in favor of the adoption of this Agreement all shares of Company Common Stock directly or indirectly beneficially owned by it.
               (e) The Company hereby consents to the inclusion in the Offer Documents and Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof in accordance with Section 5.5, and represents that each of the Independent Advisors has, subject to the terms of its engagement letter with the Company and the Board of Directors of the Company, consented to the inclusion of references to its or its affiliates’ opinion in the Offer Documents and the Proxy Statement. The Company and its counsel shall permit Parent and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Offer Documents, the Proxy Statement, the Merger or this Agreement.
               (f) Notwithstanding the foregoing clauses (a), (b), (c), (d) and (e), in the event that Buyer shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock in the Offer and any “subsequent offering period”, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the later of (1) the expiration date of the Offer and (2) the expiration of any “subsequent offering period, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL; provided, however, that in the event that Buyer shall have exercised the Top-Up Option and purchased the Top-Up Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective without a meeting of stockholders of the

Company, in accordance with Section 253 of the DGCL on the business day immediately following the date of the Top-Up Option Closing.
          Section 5.11. Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company’s Subsidiaries to be effective upon the Effective Time. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.
          Section 5.12. Benefits Continuation; Severance.
               (a) Subject to the terms and conditions of this Section 5.12 and the other terms and conditions of this Agreement, from and after the Appointment Time and for not less than 12 months following the Effective Time, Parent, the Company and the Surviving Corporation shall provide, or shall cause their subsidiaries to provide, benefits that are substantially comparable in the aggregate to those provided under the Company Benefit Plans (other than the Company Stock Option Plans) as in effect on the date hereof for the employees of the Company and the Subsidiaries as of the Appointment Time (“Affected Employees”). Notwithstanding the foregoing, however, Parent, the Company and the Surviving Corporation shall not be obligated to make matching or other contributions to the iPCS, Inc. Wireless 401(k) Retirement Plan in amounts or percentage levels comparable to matching contributions or other payments made by the Company prior to the Effective Time unless required by applicable law, but will provide matching contributions and other such payments in amounts and percentage levels comparable to similarly-situated employees of Parent.
               (b) Notwithstanding the provisions of Section 5.12(a) and except as provided in the Employment Agreements which shall be honored in accordance with their terms pursuant to Section 5.12(c), Parent shall, or shall cause the Surviving Corporation to, continue the Company’s bonus plans as set forth on Section 3.16 of the Company Disclosure Letter for calendar year 2009 (the “Bonus Plans”) in accordance with their terms, and shall not terminate any such Bonus Plans, through the date on which the bonus for calendar year 2009 is paid and to pay bonuses, if any, earned for such 2009 calendar year, in accordance with the terms of the applicable Bonus Plan, subject to the following: (i) the extent to which applicable performance goals for a bonus under a Bonus Plan are met for the 2009 calendar year shall be determined based on the Company’s actual performance for the 2009 calendar year (adjusted in a manner reasonably acceptable to Parent to eliminate the impact of costs relating to the negotiation, closing, transition and integration of the transactions contemplated by this Agreement) and subject to a cap of 200% of an individual’s base salary paid or payable for 2009 or, if less, the applicable caps set forth in an individual’s Employment Agreement, unless the Effective Time occurs prior to 2010, in which case the performance goals shall be pro-rated through the Effective Time based on a 365 day year; (ii) if the Effective Time occurs prior to 2010, the actual amount of the bonus to be paid to any individual shall be equal to the bonus that would otherwise be paid to the individual based on the extent to which the applicable performance goals for 2009 (as pro-rated pursuant to Section 5.12(b)(i)) are achieved, pro-rated through the Effective Time based on a 365 day year, subject to a cap of 200% of an individual’s base salary paid or payable for 2009 through the Effective Time or, if less, the applicable caps set forth in an individual’s Employment Agreement; (iii) an individual shall not be paid a bonus for 2009 calendar year unless such individual is employed as of the Effective Time; provided, however, that if an individual’s employment is terminated by the Company after the Appointment Time and prior to the Effective Time for reasons other than for cause, such individual shall be deemed to be employed as of the Effective Time for purposes of this Section 5.12(b)(iii); (iv) the bonuses payable under the Bonus Plans for the 2009 calendar year (as modified by the foregoing provisions of this Section 5.12(b)) shall be paid in February, 2010; and (v) no performance goals shall be set for the calendar year 2010 performance cycle absent Parent’s express approval of such goals.
               (c) Parent, the Company and the Surviving Corporation shall comply with the terms of all Company Benefit Plans in effect immediately prior to the Effective Time, subject to any reserved right to amend or terminate any Company Benefit Plan; provided, however, that no such amendment or termination may be inconsistent with Parent’s and the Surviving Corporation’s obligations pursuant to Section 5.12(a) and Section 5.12(b). Without limiting the generality of the foregoing, Parent, the Company and the Surviving Corporation agree (subject to the terms and conditions of this Agreement) to honor all obligations to Affected Employees, including, but not limited to, obligations (i) under the Employment Agreements and the separation plans and agreements listed in Section 3.16 of the Company Disclosure Letter or pursuant to Section 5.1(c) of the Company Disclosure Letter; (ii) for severance pay and other severance benefits for Affected Employees who are terminated during the 12 month period which starts at the Effective Time in accordance with the Company’s severance policies set forth in Section 3.16 of the Company Disclosure Letter (as the same may be modified as described in Section 5.1(c) of the Company Disclosure Schedule); and (iii) under the Amended and Restated iPCS, Inc. Standard Severance Pay Plan for Affected Employees who are terminated during the 12 month period which starts at the Effective Time, and the Company as the Surviving Corporation shall continue for purposes of such plan to perform its obligations under such plan and (subject to the conditions set forth in this Section 5.12(c)) exercise its rights under such plan as if the transactions contemplated by this Agreement did not take place.
               (d) Affected Employees shall be given credit for all service with the Company and the Subsidiaries (or service credited by the Company or the Subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Parent or any of its subsidiaries (including the Surviving Corporation) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Parent and its subsidiaries (including the Surviving Corporation) shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent and its subsidiaries (including the Surviving Corporation) to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the corresponding Company Benefit Plan in which the applicable Affected Employee participated prior to the Effective Time (or, if later, prior to commencement of participation in any other corresponding benefit plan) and, with respect to life insurance coverage, up to the Affected Employee’s current level of insurability. Parent and its subsidiaries (including the Surviving Corporation) shall give Affected Employees and their eligible dependents credit for the plan year in which the Effective Time (or, if later, the commencement of participation in any benefit plan) occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or, if later, the date of commencement of participation in such benefit plan).
               (e) Nothing in this Section 5.12 shall confer any rights or remedies upon any person, individual or whomsoever other than the Company, Parent and Buyer.
          Section 5.13. Section 16. The Company’s Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition of the Company Common Stock in the Offer and the deemed disposition and cancellation of the Company Common Stock, Restricted Stock and Company Options in the Merger by applicable individuals.
          Section 5.14. Rule 14d-10(d) Matters. Prior to the Appointment Time, the Company (acting through the Compensation Committee of the Company’s Board of Directors) shall take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of its officers, directors or employees pursuant to which consideration is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.
ARTICLE VI
CONDITIONS
          Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties at or prior to the Effective Time:
               (a) This Agreement and the Merger shall have been adopted by the requisite vote of the Company Stockholders, if and as required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;
               (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger (an “Injunction”) shall be in effect; provided, however, that each of the parties shall use all commercially reasonable efforts to prevent the entry of any such Injunction and to cause any such Injunction that may be entered to be vacated or otherwise rendered of no effect;
               (c) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal;
               (d) All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act);
               (e) Buyer shall have made the Offer on the terms and conditions set forth herein, all conditions of the Offer shall have been fulfilled or waived and Buyer shall have purchased all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither Parent nor Buyer shall be entitled to assert the failure of this condition if, in breach of this Agreement, Buyer fails to purchase any shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer; and
               (f) Any “subsequent offering period” as described in Section 1.1(a) shall have expired.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          Section 7.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Appointment Time:
               (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;
               (b) By any of Parent, Buyer or the Company, upon written notice to the others, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;
               (c) By any of Parent, Buyer or the Company, upon written notice to the others, if the Offer shall not have been consummated on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Offer on or before such date;
               (d) By Parent or Buyer, upon written notice to the Company, if, prior to the approval required by Section 6.1(a) of the Company Stockholders at the Stockholders’ Meeting, the Board of Directors of the Company (i) shall have made an Adverse Recommendation Change, (ii) shall have caused the Company to enter into an Acquisition Agreement, (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing;
               (e) By any of Parent, Buyer or the Company, upon written notice to the others, if as a result of the failure of any condition set forth in Exhibit A to this Agreement, the Offer shall have been terminated by Parent or Buyer or expired in accordance with its terms without Buyer having purchased any shares of Company Common Stock pursuant to the Offer; provided however, that none of Parent, Buyer or the Company shall have the right to terminate this Agreement under this Section 7.1(e) if such party is in material breach of this Agreement;
               (f) By Parent or Buyer, upon written notice to the Company, if the Company shall breach in any material respect any of its representations, warranties, covenants or other obligations hereunder (which breach would give rise to the failure of the condition set forth in clause (b) on Exhibit A) and, within 30 days after written notice of such breach to the Company from Parent, such breach shall not have been cured in all material respects or waived by Parent or Buyer and the Company shall not have provided reasonable assurance to Parent and Buyer that such breach will be cured in all material respects on or before the expiration of the Offer; or
               (g) By the Company, upon written notice to Parent and Buyer, if Parent or Buyer shall breach in any material respect any of their respective (i) representations or warranties hereunder (which breach would or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by Parent or Buyer of any of its respective obligations under this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement) or (ii) covenants or obligations hereunder, and, in either case, within 30 days after written notice of such breach to Parent from the Company, such breach shall not have been cured in all material respects or waived by the Company and Parent or Buyer, as the case may be, shall not have provided reasonable assurance to the Company that such breach will be cured in all material respects on or before the expiration of the Offer.
          Section 7.2. Effect of Termination.
               (a) In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except that the last sentence of Section 1.2(b), Section 5.2(b), this Section 7.2 and Article VIII shall survive termination of this Agreement; provided that nothing herein shall relieve any party from liability for any intentional and material breach hereof.

               (b) If Parent or Buyer exercises its right to terminate this Agreement under Section 7.1(d), then the Company shall within three business days of such termination pay to Parent $12,500,000 in immediately available funds (the “Termination Fee”).
               (c) In the event that (i)(x) an Acquisition Proposal has been proposed by any person (other than Parent and Buyer or any of their respective affiliates) or any person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally and (y) thereafter this Agreement is terminated by either the Company, Parent or Buyer pursuant to Section 7.1(c), 7.1(e) or 7.1(f), and (ii) within 12 months after such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay Parent the Termination Fee upon the first to occur of the events described in clause (ii) of this sentence. For purposes of this Section 7.2(c), references to 20% in the definition of “Acquisition Proposal” as such term relates to an Alternative Transaction will be deemed to be references to 50%.
               (d) If (i) Parent, Buyer or the Company exercises its right to terminate this Agreement under Section 7.1(c) and (ii) the Minimum Tender Condition is not satisfied at the time of such termination, then the Company shall within three business days of such termination, pay to Parent the Termination Fee.
               (e) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.
          Section 7.3. Amendments. This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties (and, in the case of the Company, with the approval of the Board of Directors of the Company) set forth in an instrument in writing signed on behalf of each of the parties; provided, however, that after adoption of this Agreement by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or such further approvals otherwise required by the DGCL.
          Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the Stockholders’ Meeting, any party, by action taken or authorized by its Board of Directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.
ARTICLE VIII
GENERAL PROVISIONS
          Section 8.1. No Third Party Beneficiaries. Other than the provisions of Section 5.7, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties.
          Section 8.2. Entire Agreement. This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof, except for the Sprint PCS Management Agreements.
          Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.
          Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          Section 8.5. Governing Law; Venue; Service of Process, Waiver of Jury Trial.
               (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.
               (b) The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.
               (c) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided that such service will be deemed to have been given only when actually received by such party. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

               (d) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.
          Section 8.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
          Section 8.7. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof without any obligation to post any bond or other security as a prerequisite to obtaining equitable relief. If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent and Buyer to consummate the Offer pursuant to a claim for specific performance brought against Parent and Buyer pursuant to this Section 8.7, the Company may then pursue any other remedy available to it at Law or in equity including monetary damages (which the parties agree may not be limited to reimbursement of expenses or out-of-pocket costs and, notwithstanding Section 8.1, to the extent proven, may be determined by reference to the amount, if any, that would have been recoverable by the Company Stockholders if such Company Stockholders were entitled to bring an action against Parent).
          Section 8.8. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to the “parties” means the parties to this Agreement unless the context otherwise requires. All references to any agreement, instrument, statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions or successor statutes or regulations). When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to October 18, 2009.

               Section 8.9. Non-Survival of Representations and Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Article VIII and Section 5.4, Section 5.7 and Section 5.12 shall survive the Effective Time in accordance with their terms.
               Section 8.10. Certain Definitions. For purposes of this Agreement, the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.
               Section 8.11. Fees and Expenses. Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
               Section 8.12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.12:
If to Parent or Buyer to:
Sprint Nextel Corporation
6200 Sprint Parkway
Overland Park, KS 66251
Telecopier: (913) 523-9802
Attention:   General Counsel
with a copy to:
King & Spalding LLP
1180 Peachtree Street
Atlanta, GA 30309
Telecopier: (404) 572-5100
Attention:   Michael J. Egan
                    Anne M. Cox
If to the Company:
iPCS, Inc.
1901 North Roselle Road
Schaumburg, IL 60195
Telecopier: (847) 885-7125
Attention:   General Counsel

with a copy to:
Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Telecopier: (312) 701-7711
Attention:   Paul W. Theiss
                    William R. Kucera
          Section 8.13. Cross-References to Certain Terms Defined Elsewhere in This Agreement.

TERM	Section
Acquisition Agreement	5.5(b)
Acquisition Proposal	5.9(b)
Adverse Recommendation Change	5.5(b)
Affected Employees	5.12(a)
Agreement	Preamble
Alternative Transaction	5.5(b)
Appointment Time	1.3(a)
Approval Application	5.4(b)
Audited Company Financial Statements	3.8(b)
Blue Sky Laws	3.5
Book-Entry Shares	1.11(c)
Buyer	Preamble
Buyer Designees	1.3(a)
Certificate	1.7(c)
Certificate of Merger	1.5
Closing	1.5
Code	1.10(e)
Company	Preamble
Company 10-Q	3.8(b)
Company 2008 10-K	3.8(b)
Company Benefit Plan	3.16
Company Benefit Plans	3.16
Company Bylaws	3.1
Company Certificate of Incorporation	3.1
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company Financial Statements	3.8(b)
Company Licenses	3.7(c)
Company Material Licenses	3.7(b)
Company Options	1.9(a)
Company Permitted Lien	3.11
Company Preferred Stock	3.2

TERM	Section
Company SEC Reports	Article III
Company Stock Option Plans	1.9(a)
Company Stockholders	Preamble
Confidential Information	5.2(a)
Confidentiality Agreement	5.2(b)
Continuing Directors	1.3(c)
D&O Insurance	5.7(b)
DGCL	Preamble
Dissenting Shares	1.8(a)
Effective Time	1.5
Employment Agreements	3.14(a)
Environmental Laws	3.18(a)
ERISA	3.16
ERISA Affiliate	3.16
Exchange Act	1.1(b)
FAA	3.7(c)
FCC	3.5
FCC Filings	3.5
FCC License	3.7(a)
Final Extension Period	1.1(a)
Final Order	Exhibit A
Fund	1.10(a)
GAAP	3.4
Governmental Entity	3.5
HSR Act	3.5
Indemnified Parties	5.7(a)
Indentures	3.24(a)
Independent Advisors	Preamble
Injunction	6.1(b)
Intellectual Property Rights	3.19(e)
Intervening Event	5.5(b)
Knowledge	3.7(c)
Law	1.1(b)
Licensed Rights	3.19(e)
Licenses	3.7(b)
Litigation	3.13
Management Agreement Information	5.2(a)
Material Adverse Effect	3.4
Material Contract	3.14(a)
Merger	Preamble
Merger Consideration	1.7(a)
Minimum Tender Condition	Exhibit A
NLRB	3.17(e)
NTIA	5.4(e)
Offer	Preamble
Offer Documents	1.1(b)

TERM	Section
Offer Price	Preamble
Outside Date	1.1(a)
Outstanding Condition	1.1(a)
Parent	Preamble
Payee	1.10(e)
Paying Agent	1.10(a)
Promissory Note	1.11(d)
Proxy Statement	3.15
PSC Approvals	5.4(d)
Regulatory Conditions	1.1(a)
Report	3.8(a)
Representatives	5.2(a)
Restricted Stock	1.9(b)
RUS	5.4(e)
Schedule 14D-9	1.2(a)
SEC	1.1(a)
Securities Act	1.3(a)
Settlement Agreement	Preamble
SOX Act	3.8(a)
Sprint PCS Management Agreement	5.2(a)
Stockholders Agreement	Preamble
Stockholders’ Meeting	3.15
Subsidiary	3.1
Superior Proposal	5.5(b)
Surviving Corporation	1.4
Tax	3.10
Tax Return	3.10
Taxes	3.10
Termination Fee	7.2(b)
Top-Up Closing	1.11(c)
Top-Up Exercise Notice	1.11(c)
Top-Up Notice Receipt	1.11(c)
Top-Up Option	1.11(a)
Top-Up Shares	1.11(a)
Unaudited Company Financial Statements	3.8(b)
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Company, Parent and Buyer and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRINT NEXTEL CORPORATION
By:	/s/ Keith O. Cowan
	Name:	Keith O. Cowan
	Title:	President, Strategy and Corporate Initiatives

IRELAND ACQUISITION CORPORATION
By:	/s/ Keith O. Cowan
	Name:	Keith O. Cowan
	Title:	Vice President

[signatures continue on the following page]
[Signature Page to Merger Agreement]

IPCS, INC.
By:	/s/ Timothy M. Yager
	Name:	Timothy M. Yager
	Title:	President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A
Conditions of the Offer
     Notwithstanding any other term of the Offer or this Agreement, Buyer shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Buyer’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless, by the expiration of the Offer (as it may be extended in accordance with Section 1.1 of this Agreement), (i) there shall have been validly tendered and not withdrawn that number of shares of Company Common Stock which would represent at least a majority of the outstanding shares of Company Common Stock on a fully diluted basis (the “Minimum Tender Condition”) and (ii) each of the following conditions shall be satisfied:
     (a) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (including, any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to, the Offer or the Merger, by any Governmental Entity) preventing the consummation of the Offer or the Merger shall be in effect;
     (b) (i) Each of the representations and warranties (other than as set forth in Sections 3.2, 3.3 and 3.12) of the Company set forth in this Agreement shall be true and correct on the date of this Agreement, and as of the expiration of the Offer, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), individually or in the aggregate, does not have, and would not be reasonably expected to have, a Material Adverse Effect, (ii) each of the representations and warranties of the Company set forth in Sections 3.2, 3.3 and 3.12 shall be true and correct in all material respects on the date of this Agreement, and as of the expiration of the Offer, as if made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement;
     (c) The applicable waiting period under the HSR Act shall have expired or been terminated;
     (d) There shall not have occurred any change, condition, event or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;
     (e) This Agreement shall not have been terminated in accordance with its terms;

A-1

     (f) All PSC Approvals shall have been obtained; and
     (g) The FCC shall have granted consent to the transfer of control of the FCC License and the FCC shall have approved the transfer of control application for the FCC authorization, file number ITC-214-19970306-00135, provided that such FCC consent or approval shall not be deemed to require a Final Order. “Final Order” means an action or decision of the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
The foregoing conditions are for the sole benefit of Parent and Buyer, may be asserted by Parent or Buyer regardless of the circumstances giving rise to such condition, and may be waived by Parent or Buyer in whole or in part at any time and from time to time and in the sole and absolute discretion of Parent or Buyer, subject in each case to the terms of this Agreement (including Section 1.1(a)). The failure by Parent or Buyer at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

Exhibit B
Certificate of Incorporation
FIRST
Name
     The name of the corporation is [                    ] (the “Corporation”).
SECOND
Registered Office
     The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of its resident agent at such address is Corporation Service Company.
THIRD
Nature of Business
     The nature of the business or purposes to be conducted by the Corporation is:
     To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
FOURTH
Stock
     The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, each of such shares of common stock to have a par value of $1.00 per share, and may be issued by the Corporation from time to time for such consideration as fixed from time to time by the Board of Directors of the Corporation.
     Each stockholder of the Corporation shall be entitled to one vote for each share of stock held of record on the books of the Corporation.

FIFTH
Incorporator
     The name and mailing address of the incorporator is as follows:

Name	Mailing Address
SIXTH
Existence
     The Corporation shall have perpetual existence.
SEVENTH
Bylaws
     The bylaws of the Corporation may be made, altered or repealed at any meeting of stockholders of the Corporation. Election of directors need not be by written ballot.
EIGHTH
Limitation of Liability
     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this ARTICLE EIGHTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware and amendments thereto or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

NINTH
Insolvency
     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Delaware, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.
TENTH
Indemnification
     The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware.
ELEVENTH
Amendment
     The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

     THE UNDERSIGNED, being the incorporator above named, for the purposes of forming a corporation pursuant to the General Corporation Law of Delaware, has signed this instrument on the ___ day of ___, 2009, and does thereby acknowledge that it is his act and deed and that the facts stated therein are true.

Exhibit C
Bylaws
ARTICLE ONE
STOCKHOLDERS
     Section 1.1. Annual Meetings. An annual meeting of stockholders of [                    ] (the “Corporation”) to elect directors and transact such other business as may properly be presented to the meeting shall be held at such place and time, within or without the State of Delaware, as the Board of Directors may from time to time designate.
     Section 1.2. Special Meetings. A special meeting of stockholders may be called at any time by the Board of Directors, the Executive Committee or the President and shall be called by any of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by holders of record of a majority of the shares of stock that would be entitled to be voted on such matter or matters if the meeting were held on the day such request is received and the record date for such meeting were the close of business on the preceding day. Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting and as shall be stated in the notice of such meeting.
     Section 1.3. Notice of Meeting. For each meeting of stockholders written notice shall be given stating the place, date and hour, and in the case of a special meeting, the purpose or purposes for which the meeting is called and, if the list of stockholders required by Section 1.10 is not to be at such place at least 10 days prior to the meeting, the place where such list will be. Except as otherwise provided by Delaware law, the written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the Corporation.
     Section 1.4. Nominations. Nominations of persons for election to the Board of Directors of the Corporation at a meeting of the stockholders may be made by or at the direction of the Board of Directors or may be made at a meeting of the stockholders by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting.
     Section 1.5. Quorum. Except as otherwise required by law or the Certificate of Incorporation, the holders of record of a majority of the shares of stock entitled to be voted present in person or represented by proxy at a meeting shall constitute a quorum for the transaction of business at the meeting, but in the absence of a quorum the holders of record present or represented by proxy at such meeting may vote to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is obtained. At any such adjourned session of the meeting at which there shall be present or represented the holders of record of the requisite number of shares, any business may be transacted that might have been transacted at the meeting as originally called.
     Section 1.6. Chairman and Secretary at Meeting. At each meeting of stockholders the President of the Corporation, or in his absence or inability to act, the person designated by the Board of Directors, shall preside as chairman of the meeting; if no person is so designated, then the stockholders present at the meeting shall choose a chairman by plurality vote. The Secretary, or in his absence a person designated by the chairman of the meeting, shall act as secretary of the meeting.
     Section 1.7. Voting; Proxies. Except as otherwise provided by law or the Certificate of Incorporation and subject to the provisions of Section 1.11:
(a)	At every meeting of the stockholders each stockholder shall be entitled to one vote for each share of capital stock held by him.

(b)	Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy.

(c)	Each matter, other than election of directors, properly presented to any meeting shall be decided by a majority of the votes cast on the matter.

(d)	Election of directors and the vote on any other matter presented to a meeting shall be by written ballot.
     Section 1.8. Adjourned Meetings. A meeting of stockholders may be adjourned to another time or place as provided in Section 1.5. Unless the Board of Directors fixes a new record date, stockholders of record for an adjourned meeting shall be as originally determined for the meeting from which the adjournment was taken. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote. At the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called.
     Section 1.9. Consent of Stockholders in Lieu of Meeting. Any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by all of the holders of outstanding stock entitled to vote thereon.
     Section 1.10. List of Stockholders Entitled to Vote. Before every meeting of stockholders a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, shall be prepared and shall be open to the examination of any stockholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. Such list shall be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present.
     Section 1.11. Fixing of Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action. If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed; and the record date for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
ARTICLE TWO
DIRECTORS
     Section 2.1. Number; Term of Office; Qualifications; Vacancies. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of directors that shall constitute the whole Board shall be determined by action of the Board of Directors taken by the affirmative vote of a majority of the whole Board. Directors shall be elected at the annual meeting of stockholders to hold office, subject to Sections 2.2 and 2.3, until the next annual meeting of stockholders and until their respective successors are elected and qualified. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and the directors so chosen shall hold office, subject to Sections 2.2 and 2.3, until the next annual meeting of stockholders and until their respective successors are elected and qualified.
     Section 2.2. Resignation. Any director of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in these Bylaws in the filling of other vacancies.
     Section 2.3. Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided, however, if less than the entire Board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire Board of Directors.
     Section 2.4. Regular and Annual Meetings; Notice. Regular meetings of the Board of Directors shall be held at such time and at such place, within or without the State of Delaware, as the Board of Directors may from time to time prescribe. No notice need be given of any regular meeting, and a notice, if given, need not specify the purposes thereof. A meeting of the Board of Directors may be held without notice immediately after an annual meeting of stockholders at the same place as that at which such meeting was held.
     Section 2.5. Special Meetings; Notice. A special meeting of the Board of Directors may be called at any time by the Board of Directors, the Executive Committee, the President or any person acting in the place of the President and shall be called by any one of them or by the Secretary upon receipt of a written request to do so specifying the matter or matters, appropriate for action at such a meeting, proposed to be presented at the meeting and signed by at least two directors. Any such meeting shall be held at such time and at such place, within or without the State of Delaware, as shall be determined by the body or person calling such meeting. Notice of such meeting stating the time and place thereof shall be given (a) by deposit of the notice in the United States mail, first class, postage prepaid, at least two days before the day fixed for the meeting addressed to each director at his address as it appears on the Corporation’s records or at such other address as the director may have furnished the Corporation for that purpose, or (b) by delivery of the notice similarly addressed for dispatch by facsimile, telegraph, cable, or radio or by delivery of the notice by telephone or in person, in each case at least 24 hours before the time fixed for the meeting.
     Section 2.6. Presiding Officer and Secretary at Meetings. Each meeting of the Board of Directors shall be presided over by the President or in his absence by such member of the Board of Directors as shall be chosen by the meeting. The Secretary, or in his absence an Assistant Secretary, shall act as secretary of the meeting, or if no such officer is present, a secretary of the meeting shall be designated by the person presiding over the meeting.
     Section 2.7. Quorum. A majority of the whole Board of Directors shall constitute a quorum for the transaction of business, but in the absence of a quorum a majority of those present (or if only one be present, then that one) may adjourn the meeting, without notice other than announcement at the meeting, until such time as a quorum is present. Except as may otherwise be required by the Certificate of Incorporation or these Bylaws, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

     Section 2.8. Meeting by Telephone. Members of the Board of Directors or of any committee thereof may participate in meetings of the Board of Directors or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.
     Section 2.9. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board of Directors or of such committee, as the case may be, consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Board of Directors or of such committee.
     Section 2.10. Executive and Other Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate an Executive Committee and one or more other committees, each such committee to consist of one or more directors as the Board of Directors may from time to time determine. Any such committee, to the extent provided in such resolution or resolutions, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation between meetings of the Board of Directors, including the power to authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have such power or authority to amend the Certificate of Incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amend the Bylaws or otherwise to act (other than to make recommendations) where it is provided by law or by the Certificate of Incorporation that any vote or action, in order to bind the Corporation, shall be taken by the Directors, and unless the resolution creating such committee or the Certificate of Incorporation shall expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock or adopt a certificate of ownership and merger pursuant to Section 253 of the General Corporation Law of the State of Delaware.
     In the absence or disqualification of a member of a committee, the number of members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each such committee other than the Executive Committee shall have such name as may be determined from time to time by the Board of Directors.
     A majority of the committee shall constitute a quorum for the transaction of business at any meeting for which written notice has been given to all members or for which notice has been waived by all members. Each such committee shall keep a record of its proceedings and may hold meetings upon one (1) day’s written notice or upon waiver of notice signed by all of the members of the committee either before or after said committee meeting.

     Section 2.11. Compensation. Directors shall receive compensation for their services as directors or as members of committees as may from time to time be fixed by the Board of Directors. They may also be reimbursed for their expenses in attending any meeting and in the transaction of business for the Corporation.
ARTICLE THREE
OFFICERS
     Section 3.1. Election; Qualification. The officers of the Corporation shall be a President, one or more Vice Presidents, one or more of whom may be designated Executive Vice President or Senior Vice President, a Secretary and a Treasurer, each of whom shall be elected by the Board of Directors. The Board of Directors may elect a Controller, one or more Assistant Secretaries, one or more Assistant Treasurers, one or more Assistant Controllers and such other officers as it may from time to time determine. Two or more offices may be held by the same person.
     Section 3.2. Term of Office. Each officer shall hold office from the time of his election and qualification to the time at which his successor is elected and qualified, unless sooner he shall die or resign or shall be removed pursuant to Section 3.4.
     Section 3.3. Resignation. Any officer of the Corporation may resign at any time by giving written notice of such resignation to the Board of Directors, the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time be specified, upon receipt thereof by the Board of Directors or one of the above-named officers; and, unless specified in the resignation, the acceptance of such resignation shall not be necessary to make it effective.
     Section 3.4. Removal. Any officer may be removed at any time, with or without cause, by the vote of a majority of the whole Board of Directors.
     Section 3.5. Vacancies. Any vacancy however caused in any office of the Corporation may be filled by the Board of Directors.
     Section 3.6. Compensation. The compensation of each officer shall be such as the Board of Directors may from time to time determine.
     Section 3.7. President. Unless the Board of Directors otherwise provides, the President shall be the Chief Executive Officer of the Corporation with such general executive powers and duties of supervision and management as are usually vested in such office and shall perform such other duties as are authorized by the Board of Directors.
     Section 3.8. Vice President. Each Vice President shall have such powers and duties as generally pertain to the office of Vice President and as the Board of Directors or the President

may from time to time prescribe. During the absence of the President or his inability to act, the Vice President, or if there shall be more than one Vice President, then that one designated by the Board of Directors, shall exercise the powers and shall perform the duties of the President, subject to the direction of the Board of Directors.
     Section 3.9. Secretary. The Secretary shall keep the minutes of all meetings of stockholders and of the Board of Directors and issue notices of such meetings as necessary. He shall be custodian of the corporate seal and shall affix it or cause it to be affixed to such instruments as require such seal and attest the same and shall exercise the powers and shall perform the duties incident to the office of Secretary, subject to the direction of the Board of Directors. Any Assistant Secretary, in the absence or inability of the Secretary, shall perform all duties of the Secretary and such other duties as may be required.
     Section 3.10. Treasurer. The Treasurer shall have care and custody of all money and securities of the Corporation and shall give bond in such sum and with such sureties as the Board of Directors may specify, conditioned upon the faithful performance of the duties of his office. He shall keep regular books of account and shall submit them, together with all his vouchers, receipts, records and other papers, to the Board of Directors for their examination and approval annually; and semi-annually, or when directed by the Board of Directors, he shall submit to each director a statement of the condition of the business and accounts of the Corporation; and shall perform all such other duties as are incident to his office. An Assistant Treasurer, in the absence or inability of the Treasurer, shall perform all the duties of the Treasurer and such other duties as may be required.
     Section 3.11. Other Officers. Each other officer of the Corporation shall exercise the powers and shall perform the duties incident to his office, subject to the direction of the Board of Directors.
ARTICLE FOUR
CAPITAL STOCK
     Section 4.1. Stock Certificates. The interest of each holder of stock of the Corporation shall be evidenced by a certificate or certificates in such form as the Board of Directors may from time to time prescribe. Each certificate shall be signed by or in the name of the Corporation by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. If such certificate is countersigned (a) by a transfer agent other than the Corporation or its employee or (b) by a registrar other than the Corporation or its employee, any other signature on the certificate may be facsimile. If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

     Section 4.2. Transfer of Stock. Shares of stock shall be transferable on the books of the Corporation pursuant to applicable law and such rules and regulations as the Board of Directors may from time to time prescribe.
     Section 4.3. Holders of Record. Prior to due presentment for registration of transfer the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notifications and otherwise entitled to all the rights and powers of a complete owner thereof, notwithstanding notice to the contrary.
     Section 4.4. Lost, Stolen, Destroyed or Mutilated Certificate. The Corporation shall issue a new certificate of stock to replace a certificate theretofore issued by it alleged to have been lost, destroyed or wrongfully taken, if the owner or his legal representative (a) requests replacement before the Corporation has notice that the stock certificate has been acquired by a bona fide purchaser; (b) files with the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against it on account of the alleged loss or destruction of any such stock certificate or the issuance of any such new stock certificate; and (c) satisfies such other terms and conditions as the Board of Directors may from time to time prescribe.
     Section 4.5. No Preemptive Rights. No holder of shares of any class of this Corporation, or holder of any securities or obligations convertible into shares of any class of this Corporation, shall have any preemptive right whatsoever to subscribe for, purchase or otherwise acquire shares of this Corporation of any class, whether now or hereafter authorized.
ARTICLE FIVE
INDEMNIFICATION
     Section 5.1. General Indemnity. The Corporation shall indemnify, subject to the requirements of Section 5.4, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

     Section 5.2. Derivative Suit Indemnity. The Corporation shall indemnify, subject to the requirements of Section 5.4, any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
     Section 5.3. Expense Indemnity. To the extent that a director, officer, employee or agent of the Corporation, or a person serving in any other enterprise at the request of the Corporation, has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 5.1 and 5.2 or in defense of any claim, issue or matter therein, such director, officer, employee or agent shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     Section 5.4. Procedure. Any indemnification under Sections 5.1 and 5.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, or employee is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Sections 5.1 and 5.2. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.
     Section 5.5. Advances of Expenses. Expenses (including attorneys’ fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized in this Section. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
     Section 5.6. Non-Exclusive Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in a person’s official capacity and as to action in another capacity while holding such office.
     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article.
     Section 5.8. Continuation of Indemnities. For purposes of this Article, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
     Section 5.9. Definition. For purposes of this Article, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section.
     Section 5.10. Benefits. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
ARTICLE SIX
GENERAL PROVISIONS
     Section 6.1. Waiver of Notice. Whenever notice is required by the Certificate of Incorporation, the Bylaws or any provision of the General Corporation Law of the State of Delaware, a written waiver thereof, signed by the person entitled to notice, whether before or after the time required for such notice, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any written waiver of notice.
     Section 6.2. Fiscal Year. The fiscal year of the Corporation shall be the calendar year unless the Board of Directors shall from time to time otherwise prescribe.
     Section 6.3. Corporate Seal. The corporate seal shall be in such form as the Board of Directors may from time to time prescribe, and the same may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
ARTICLE SEVEN
AMENDMENT OF BYLAWS
     Section 7.1. Amendment. The Bylaws may be made, altered or repealed at any meeting of stockholders or at any meeting of the Board of Directors by a majority vote of the whole Board.